As filed with the Securities and Exchange Commission on September 22, 2011

Registration No. 333-167921

Registration No. 333-153652

Registration No. 333-124763

Registration No. 333-42338

Registration No. 33-61091

Registration No. 33-42211

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167921

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-153652

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-124763

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-42338

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 33-61091

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 33-42211

UNDER THE SECURITIES ACT OF 1933

THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

OHIO	34-0367600
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio 44092

(Address of Principal Executive Offices) (Zip Code)

THE LUBRIZOL CORPORATION 2010 STOCK INCENTIVE PLAN

THE LUBRIZOL CORPORATION EXCESS DEFINED CONTRIBUTION PLAN

THE LUBRIZOL CORPORATION 2005 EXCESS DEFINED CONTRIBUTION PLAN

THE LUBRIZOL CORPORATION DEFERRED COMPENSATION PLAN FOR OFFICERS

THE LUBRIZOL CORPORATION EXECUTIVE COUNCIL DEFERRED COMPENSATION PLAN

THE LUBRIZOL CORPORATION 2005 EXECUTIVE COUNCIL DEFERRED COMPENSATION PLAN

THE LUBRIZOL CORPORATION SENIOR MANAGEMENT DEFERRED COMPENSATION PLAN

THE LUBRIZOL CORPORATION 2005 DEFERRED COMPENSATION PLAN FOR DIRECTORS

THE LUBRIZOL CORPORATION AMENDED DEFERRED COMPENSATION PLAN FOR DIRECTORS

THE LUBRIZOL CORPORATION DEFERRED STOCK COMPENSATION PLAN FOR OUTSIDE DIRECTORS

SUPPLEMENTAL RETIREMENT PLAN FOR DONALD W. BOGUS

THE LUBRIZOL CORPORATION 2005 STOCK INCENTIVE PLAN

THE LUBRIZOL CORPORATION 1991 STOCK INCENTIVE PLAN

THE LUBRIZOL CORPORATION EMPLOYEES’ PROFIT SHARING AND SAVINGS PLAN

(Full title of the plan)

Suzanne F. Day

Vice President, General Counsel and Chief Ethics Officer

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092

(Name and address of agent for service)

(440) 943-4200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by The Lubrizol Corporation (the “Company”) with the Securities and Exchange Commission:

1.	Registration Statement No. 333-167921 registering 3,000,000 common shares of the Company, no par value (“Common Stock”), filed on July 1, 2010, issuable under The Lubrizol Corporation 2010 Stock Incentive Plan;

2.	Registration Statement No. 333-153652 registering 5,000,000 shares of Common Stock, filed on September 24, 2008, issuable under The Lubrizol Corporation Deferred Compensation Plan for Officers, The Lubrizol Corporation Executive Council Deferred Compensation Plan, The Lubrizol Corporation 2005 Executive Council Deferred Compensation Plan, The Lubrizol Corporation Senior Management Deferred Compensation Plan, The Lubrizol Corporation 2005 Deferred Compensation Plan for Directors, The Lubrizol Corporation Amended Deferred Compensation Plan for Directors, The Lubrizol Corporation Deferred Stock Compensation Plan for Outside Directors, and the Supplemental Retirement Plan for Donald W. Bogus;

3.	Registration Statement No. 333-124763 registering 4,000,000 shares of Common Stock, filed on May 10, 2005, issuable under The Lubrizol Corporation 2005 Stock Incentive Plan;

4.	Registration Statement No. 333-42338 registering 4,000,000 shares of Common Stock and Registration Statement No. 33-42211 registering 2,000,000 shares of Common Stock, filed on June 27, 2000 and August 19, 1991, respectively, each issuable under The Lubrizol 1991 Stock Incentive; and

5.	Registration Statement No. 33-61091 registering 1,400,000 shares of Common Stock, filed on July 18, 1995, issuable under The Lubrizol Corporation Employees’ Profit Sharing and Savings Plan.

On September 16, 2011, pursuant to an Agreement and Plan of Merger dated as of March 13, 2011 (as amended by the amendment thereto, dated as of June 9, 2011, the “Merger Agreement”) by and among Berkshire Hathaway Inc., a Delaware corporation (“Parent”), Ohio Merger Sub, Inc., an Ohio corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company being the surviving entity (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statements to deregister all of such securities of the Company registered but unsold as of the effective time of the Merger under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wickliffe, State of Ohio, on September 22, 2011.

THE LUBRIZOL CORPORATION

By:	/s/ Brian A. Valentine
Brian A. Valentine Vice President, Treasurer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James L. Hambrick James L. Hambrick	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 22, 2011

/s/ Brian A. Valentine Brian A. Valentine	Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)	September 22, 2011

/s/ Michael L. Kuta Michael L. Kuta	Corporate Controller (Principal Accounting Officer)	September 22, 2011

/s/ Warren E. Buffett Warren E. Buffett	Director	September 22, 2011

/s/ Marc D. Hamburg Marc D. Hamburg	Director	September 22, 2011